Exhibit 99.1

Letterhead of Maxygen, Inc.

MAXYGEN REPORTS FOURTH QUARTER AND YEAR END 2004 FINANCIAL RESULTS

Redwood City, Calif., February 8, 2005 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the fourth quarter and year ended December 31, 2004.

Maxygen reported income applicable to common stockholders of $8.3 million or $0.24 per share for the year ended December 31, 2004, as compared to a loss applicable to common stockholders of $33.7 million or $0.98 per share for the prior year. Income applicable to common stockholders in 2004 is due to the $61.2 million gain recorded by the Company upon the sale of its agriculture subsidiary Verdia, Inc. to DuPont in July 2004. Maxygen reported a loss from continuing operations of $49.1 million, or $1.40 per share, for the year ended December 31, 2004, compared to a loss of $30.9 million or $0.89 per share in 2003.

Maxygen reported a non-GAAP income applicable to common stockholders of $9.7 million, or $0.28 per share(A) for the year ended December 31, 2004 , compared to the Company’s non-GAAP loss applicable to common stockholders of $29.8 million, or $0.86 per share in 2003(A). In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion.

Revenue for the year ended December 31, 2004 was $16.3 million compared to $22.9 million in 2003, a decrease of 29 percent. The decrease in revenue was primarily due to reduced activities related to the scheduled wind-down of Maxygen’s collaborative research programs with ALK-Abelló A/S and Lundbeck A/S, as well as Codexis’ collaboration with Chevron.

At December 31, 2004, cash, cash equivalents and marketable securities totaled $232.9 million. This amount is comprised of $215.7 million of cash held by Maxygen and $17.2 million held by Maxygen’s majority-owned subsidiary Codexis.

Maxygen reported a loss applicable to common stockholders of $15.6 million, or $0.44 per share, for the fourth quarter of 2004 compared to a loss applicable to common stockholders of $9.9 million, or $0.28 per share, in the comparable period of 2003.

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“We continued to make progress in 2004 on advancing our product candidates towards clinical development and deriving value from our non-core assets,” said Russell Howard, Ph.D., Chief Executive Officer of Maxygen. “Our lead internal development programs and partnered programs are moving forward and we expect to have INDs filed on two of these four programs in 2006. As discussed, we also derived significant value from our agriculture and chemicals subsidiaries. We monetized our agriculture subsidiary through its sale to DuPont and our chemicals subsidiary Codexis grew in value through a strategic alliance and equity investment by Pfizer. We look forward to delivering continued success in 2005”.

2004 Highlights

•	Completed sale of agriculture subsidiary Verdia to DuPont for $64 million in cash

•	Established manufacturing agreement with Rentschler for clinical material of Maxygen’s proprietary G-CSF protein pharmaceutical

•	Majority-owned subsidiary Codexis established key strategic alliance with Pfizer and received a $10 million equity investment from Pfizer

•	Announced advancement of improved factor VIIa program into preclinical development

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics and industrial applications. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: the timing of the filing of any IND; our ability to advance products into clinical development; and our ability to derive value from our non-core assets. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; competitors producing superior products; and our future ability to enter into and/or maintain research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2003, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen is a registered trademark of Maxygen, Inc. The Maxygen logo is a trademark of Maxygen, Inc. Codexis is a trademark of Codexis, Inc.

Contact:

Jeannine Medeiros

Maxygen, Inc. / Investor & Public Relations

p. 650-298-5853

f. 650-298-5877

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$3,246	$4,727	$14,333	$20,573
Grant revenue	675	704	1,942	2,282

Total revenues	3,921	5,431	16,275	22,855

Expenses:
Research and development	16,253	11,993	53,294	44,435
General and administrative	4,422	3,199	14,372	11,354
Stock compensation expense	8	126	355	1,991
Amortization of intangible assets	—	—	—	698

Total operating expenses	20,683	15,318	68,021	58,478

Loss from operations	(16,762)	(9,887)	(51,746)	(35,623)

Interest income, net	1,769	1,464	4,055	5,253
Equity in losses of minority investee	(395)	(269)	(1,395)	(500)

Loss from continuing operations	(15,388)	(8,692)	(49,086)	(30,870)
Net income (loss) from discontinued operations	—	(886)	58,428	(1,586)

Net income (loss)	$(15,388)	$(9,578)	$9,342	$(32,456)

Net income (loss)	$(15,388)	$(9,578)	$9,342	$(32,456)
Subsidiary preferred stock accretion	(250)	(322)	(1,000)	(1,279)

Income (loss) applicable to common stockholders	$(15,638)	$(9,900)	$8,342	$(33,735)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.43)	$(0.25)	$(1.40)	$(0.89)
Discontinued operations	$—	$(0.03)	$1.66	$(0.05)
Applicable to common stockholders	$(0.44)	$(0.28)	$0.24	$(0.98)

Shares used in computing basic and diluted earnings (loss) per common share	35,456	34,850	35,176	34,519

Non-GAAP income (loss) applicable to common stockholders excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	$(15,380)	$(9,452)	$9,697	$(29,767)

Non-GAAP basic and diluted earnings (loss) applicable per common share excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	$(0.43)	$(0.27)	$0.28	$(0.86)

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)	(See note 1)
Cash, cash equivalents and marketable securities	$232,893	$191,868
Other current assets	8,781	9,838
Assets of discontinued operations	—	7,316
Property and equipment, net	7,677	11,509
Goodwill and other intangibles, net	12,192	12,192
Other assets	1,562	1,346

Total assets	$263,105	$234,069

Current liabilities	$16,080	$10,773
Liabilities of discontinued operations	—	3,126
Non-current deferred revenue	1,718	695
Long-term obligations	1,786	41
Minority Interest	32,180	21,210
Stockholders’ equity	211,341	198,224

Total liabilities and stockholders’ equity	$263,105	$234,069

Note 1: Derived from consolidated audited financial statements as of December 31, 2003.

Footnotes

(A) Reconciliation of GAAP and non-GAAP income (loss) applicable to common stockholders and earnings (loss) applicable per common share (in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Income (loss) applicable to common stockholders	$(15,638)	$(9,900)	$8,342	$(33,735)
Stock compensation expense	8	126	355	1,991
Amortization of intangible assets	—	—	—	698
Subsidiary preferred stock accretion	250	322	1,000	1,279

Non-GAAP income (loss) applicable to common stockholders	$(15,380)	$(9,452)	$9,697	$(29,767)

Shares used in computing basic and diluted earnings (loss) applicable per common share	35,456	34,850	35,176	34,519

Non-GAAP basic and diluted earnings (loss) applicable per common share	$(0.43)	$(0.27)	$0.28	$(0.86)